Contact: Thomas E. Vessey	EXHIBIT 99.1
President & CEO
Telephone: (909) 798-3611
FAX: (909) 798-1872
e-mail: tvessey@1stcent.com
PRESS RELEASE	FOR IMMEDIATE RELEASE

1st CENTENNIAL BANCORP ANNOUNCES RECORD SECOND QUARTER EARNINGS

www.1stcent.com

Redlands, California—July 27, 2005- 1st Centennial Bancorp (OTCBB: FCEN) today announced second quarter operating results. The Company reported earnings for the quarter ending June 30, 2005 of $1.2 million, compared to earnings of $570,000 for the second quarter 2004, representing a 116%, or $659,000 increase. Basic earnings per share1 were $0.59 cents for the current quarter compared to $0.28 cents for the same period last year. Return on average assets and return on average equity for the second quarter 2005 were 1.21% and 16.67%, annualized, respectively, compared to 0.74% and 9.08%, annualized, respectively, for the same period in 2004. Total assets reached a record high of $425.1 million at June 30, 2005, up from $333.3 million at June 30, 2004. Average assets increased $98.0 million, or 34% from $291.1 million to $389.1 million from June 2004 to June 2005.

Total loans, net of deferred fees and costs increased $107.7 million, or 41% from $261.8 million to $369.5 million from June 2004 to June 2005. Deposits, at $343.6 million, represent an increase of $60.2 million, or 21% from $283.4 million for the same period last year. The growth in assets and loans was due to the continued successful deployment of our business development efforts within the marketplaces we serve. The growth in deposits was primarily due to a promotional money market account and brokered deposits. The increase in earnings exceeded management’s expectations, and is due to strong loan demand in the market sectors we serve. The increase in return on average assets and return on average equity for the quarter ended June 30, 2005 when compared to the same period in 2004 is due in part, to the increase in interest income as a result of growth in average interest earning assets.

Patrick J. Meyer, Chairman of the Board stated, “We are fortunate to have a strong shareholder and customer base that continues to show their confidence in us, and an extremely positive economic climate in our primary markets.”

Thomas E. Vessey, President and Chief Executive Officer, stated, “It is really gratifying to report that 1st Centennial Bank has achieved the highest second quarter earnings since the company was founded 15 years ago. The performance of your company is the result of continued strong demand for residential construction financing, coupled with incremental new business from our existing customer base in addition to new business generated from our expanding branch office network. Our strategic plan for this year is bearing good fruit. Management will strive to continue to improve performance for the balance of the year.”

This release contains forward-looking statements that reflect management’s current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

Additional information is available on the Internet at www.1stcent.com or by contacting Beth Sanders, Executive Vice President and Chief Financial Officer at bsanders@1stcent.com.

[1]	Adjusted for the 7% stock dividend declared to shareholders of record on March 15, 2005, and distributed April 15, 2005.

1ST CENTENNIAL BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CONDITION

June 30, 2005 and 2004 (unaudited)

Dollar amounts in thousands	2005	2004
ASSETS
Cash and due from banks	$8,043	$13,415
Federal funds sold	14,560	11,800

Total cash and cash equivalents	22,603	25,215
Interest-bearing deposits in financial institutions	2,708	4,748
Investment securities, available for sale	14,759	27,495
Stock investments restricted, at cost	2,394	1,363
Loans, net of deferred fees and costs	369,484	261,748
Allowance for loan losses	(5,142)	(2,871)

Net loans	364,342	258,877
Accrued interest receivable	1,379	789
Premises and equipment, net	3,525	2,499
Goodwill	4,180	4,180
Cash surrender value of life insurance	6,607	6,356
Other assets	2,572	1,771

Total assets	$425,069	$333,293

LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$103,017	$83,698
Interest-bearing deposits	240,606	199,658

Total deposits	343,623	283,356
Accrued interest payable	244	118
Borrowings from Federal Home Loan Bank	35,500	9,500
Other liabilities	2,052	1,604
Subordinated notes payable to subsidiary trusts	13,151	13,151

Total liabilities	394,570	307,729

STOCKHOLDERS’ EQUITY
Common stock, no par value; authorized 10,000,000 shares, issued and outstanding 2,093,783 and 2,029,990 shares at June 30, 2005 and 2004, respectively[1]	26,663	20,711
Retained earnings	3,773	4,838
Accumulated other comprehensive income	63	15

Total stockholders’ equity	30,499	25,564

Total liabilities and stockholders’ equity	$425,069	$333,293

[1]	Adjusted for the 7% stock dividend declared to shareholders of record on March 15, 2005, and distributed April 15, 2005.

1ST CENTENNIAL BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF EARNINGS

Three and Six Months Ended June 30, 2005 and 2004 (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Dollar amounts in thousands, except per share amounts	2005	2004	2005	2004
Interest income:
Interest and fees on loans	$7,941	$5,093	$14,941	$9,668
Deposits in financial institutions	34	51	73	103
Federal funds sold	31	23	42	27
Investments
Taxable	112	230	251	537
Tax-exempt	42	38	83	85

Total interest income	8,160	5,435	15,390	10,420

Interest expense:
Interest bearing demand and savings deposits	423	236	775	360
Time deposits $100,000 or greater	513	181	788	362
Other time deposits	263	163	468	284
Interest on borrowed funds	473	182	871	352

Total interest expense	1,672	762	2,902	1,358

Net interest income	6,488	4,673	12,488	9,062

Provision for loan losses	660	440	1,010	868

Net interest income after provision for loan losses	5,828	4,233	11,478	8,194

Noninterest income:
Customer service fees	354	287	675	567
Gains and commissions from sale of loans	250	32	305	244
Other income	517	291	1,055	630

Total noninterest income	1,121	610	2,035	1,441

Noninterest expense:
Salaries and employee benefits	2,956	2,363	5,914	4,772
Net occupancy expense	483	358	930	715
Other operating expense	1,489	1,235	3,017	2,370

Total noninterest expense	4,928	3,956	9,861	7,857

Income before provision for income taxes	2,021	887	3,652	1,778

Provision for income taxes	792	317	1,413	626

Net income	$1,229	$570	$2,239	$1,152

Basic earnings per share[1]	$0.59	$0.28	$1.08	$0.57

Diluted earnings per share[1]	$0.54	$0.26	$0.99	$0.53

[1]	Adjusted for the 7% stock dividend declared to shareholders of record on March 15, 2005, and distributed April 15, 2005.